As filed with the Securities and Exchange Commission on March 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COTELLIGENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3173918
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

100 Theory

Suite 200

Irvine, California 92612

(949) 823-1600

(Address, including zip code, of Principal Executive Offices)

COTELLIGENT, INC.

2000 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan or Agreement)

James R. Lavelle

Chairman of the Board and Chief Executive Officer

100 Theory

Suite 200

Irvine, California 92612

(949) 823-1600

(Name, address, and telephone number,

including area code, of agent for service)

Copies to:
David W. Pollak, Esq.	Bich Sigala
Morgan, Lewis & Bockius LLP	Cotelligent, Inc.
101 Park Avenue	100 Theory, Suite 200
New York, New York 10178	Irvine, California 92612
(212) 309-6000	(949) 823-1600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of Shares to be registered(1)	Proposed Maximum Offering Price per share			Proposed Maximum Aggregate offering price	Amount of registration fee (3)

Common Stock, $.01 par value per share	1,792,929 352 2,216,332 4,400 4,000 365,697 10,100 20,000 3,700 1,000 8,850 30,000 50,000 160,900 10,300 50,600 150 6,000 57,150 600 700 75,750 21,200 300 1,000 1,200 600 52,680 4,100 30,000 600 600 18,210	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	.325 .14 .17 .18 .20 .25 .26 .27 .30 .31 .32 .33 .38 .40 .50 .52 .55 .57 .59 .65 .66 .68 .72 .79 .81 .85 .88 .90 1.04 2.63 2.88 3.25 3.44	(2)	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $

582,701.93

49.28

376,774.91

792.00

800.00

91,424.25

2,626.00

5,400.00

1,100.00

310.00

2,832.00

9,900.00

19,000.00

64,360.00

5,150.00

26,312.00

82.50

3,420.00

33,718.50

390.00

462.00

51,510.00

15,264.00

237.00

810.00

1,020.00

528.00

47,412.00

4,264.00

78,900.00

1,728.00

1,950.00

62,642.40

						$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	53.60 .01 34.66 .07 .07 8.41 2.42 .50 .10 .02 .26 .91 1.75 5.92 .47 2.42 .01 .31 3.10 .04 .04 4.74 1.40 .02 .07 .09 .05 4.36 .39 7.26 .16 .18 5.76
TOTALS	5,000,000						$139.57

(1)	Pursuant to Rule 416(a), the number of shares being registered shall include an indeterminate number of additional shares of common stock or common stock which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with anti-dilution provisions of the Cotelligent, Inc. 2000 Long-Term Incentive Plan.
(2)	Calculated pursuant to Rules 457(c) and (h), based upon the average of the bid and ask prices reported on the OTC Bulletin Board for March 19, 2003.
(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: Proposed maximum aggregate offering price per share multiplied by .000092.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Act”), and the Explanatory Note to Part I of this Registration Statement on Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this Registration Statement:

(a) Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 15, 2002 and amended on January 7, 2003, for the quarter ended June 30, 2002, filed with the SEC on January 7, 2003, and for the quarter ended September 30, 2002, filed with the SEC on January 7, 2003.

(b) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 29, 2002, and amended on April 30, 2002, May 7, 2002 and December 9, 2002.

(c) Our Current Reports on Form 8-K filed with the SEC on May 9, 2002, June 13, 2002, July 16, 2002 and February 7, 2003.

(d) The description of our Common Stock, contained in the Registration Statement on Form 8-A as filed with the SEC on February 18, 1998, including any amendments or reports filed for the purpose of updating the description of our Common Stock that is incorporated by reference therein.

All reports and other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Our Amended and Restated Bylaws provide that we shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended (“DGCL”), indemnify our officers and directors as permitted pursuant thereto.

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In an action by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Article Seven of our Amended and Restated Certificate of Incorporation, provides that our directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit. We maintain liability insurance for the benefit of our directors and officers.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit	Description

4.1	Certificate of Incorporation of Cotelligent, Inc. (Exhibit 3.1 of the Registration Statement on Form S-1 (File No. 33-80267) effective February 16, 1996, is hereby incorporated by reference).

4.2	Amended and Restated By-Laws of Cotelligent, Inc. (Exhibit 4.1 of the Registration Statement on Form S-8 (File No. 333-67589) effective November 19, 1998, is hereby incorporated by reference).

4.3

Certificate of Amendment of Certificate of Incorporation of Cotelligent, Inc. (Exhibit 3.3 of the Annual Report on Form 10-K (File No. 00-25372) filed with the SEC on June 29, 1999, is hereby incorporated by reference).

4.4	Cotelligent, Inc. 2000 Long-Term Incentive Plan (Exhibit 10.19 of the Annual Report on Form 10-K (File No. 0-27412) filed with the SEC on April 2, 2001, is hereby incorporated by reference).

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Notice Regarding Consent of Arthur Andersen LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24	Powers of Attorney (included on page II-5 of this Registration Statement).

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, March 21, 2003.

COTELLIGENT, INC.

By: /s/ James R. Lavelle
James R. Lavelle
Chairman of the Board and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby authorizes, appoints and constitutes James R. Lavelle, Curtis J. Parker, and Daniel E. Jackson, and each of them singly, his true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign and file any and all amendments to this Registration Statement with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and he hereby ratifies and confirms all that said attorneys-in-fact or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Lavelle James R. Lavelle	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)	March 21, 2003

/s/ Curtis J. Parker Curtis J. Parker	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 21, 2003

/s/ Anthony M. Frank Anthony M. Frank	Director	March 21, 2003

/s/ Debra J. Richardson Debra J. Richardson	Director	March 21, 2003

EXHIBITS

Exhibit	Description

4.1	Certificate of Incorporation of Cotelligent, Inc. (Exhibit 3.1 of the Registration Statement on Form S-1 (File No. 33-80267) effective February 16, 1996, is hereby incorporated by reference).

4.2	Amended and Restated By-Laws of Cotelligent, Inc. (Exhibit 4.1 of the Registration Statement on Form S-8 (File No. 333-67589) effective November 19, 1998, is hereby incorporated by reference).

4.3

Certificate of Amendment of Certificate of Incorporation of Cotelligent, Inc. (Exhibit 3.3 of the Annual Report on
Form 10-K (File No. 00-25372) filed with the SEC on June 29, 1999, is hereby incorporated by reference).

4.4	Cotelligent, Inc. 2000 Long-Term Incentive Plan (Exhibit 10.19 of the Annual Report on Form 10-K (File No. 0-27412) filed with the SEC on April 2, 2001, is hereby incorporated by reference).

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Notice Regarding Consent of Arthur Andersen LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24	Powers of Attorney (included on page II-5 of this Registration Statement).